Exhibit 4.3

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of April 24, 2007, by and among (i) (a) China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), (b) China Safetech Holdings Limited, a wholly-owned subsidiary of the Company, incorporated under the laws of British Virgin Islands (“Safetech”), China Security & Surveillance Technology (HK) Ltd., a wholly-owned subsidiary of Safetech, incorporated under the laws of Hong Kong (“CSST HK”) and and Chain Star Investments Ltd., a wholly-owned subsidiary of Safetech, incorporated under the laws of Hong Kong (“Chain Star”), (c) Golden Group Corporation (Shenzhen) Limited, a limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”) and a wholly-owned subsidiary of Safetech (“Golden”), Shanghai Cheng Feng Digital Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC and a wholly-owned subsidiary of CSST HK (“Cheng Feng”), China Security & Surveillance Technology (PRC), Inc., a limited liability company organized and existing under the laws of the PRC and a wholly-owned subsidiary of the Company (“CSST PRC”, and collectively with the Company, Safetech, CSST HK, Golden, and Cheng Feng, the “Prior Group Companies”), Shanghai Cheng Feng Public Safety Prevention Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC and a seventy percent (70%) owned subsidiary of Cheng Feng (“Cheng Feng Public Safety”), Shanghai Cheng Feng Digital Equipment Ltd., a limited liability company organized and existing under the laws of the PRC and a ninety percent (90%) owned subsidiary of Cheng Feng (“Cheng Feng Equipment”), Shenzhen Hongtianzhi Electronics Co., Ltd., a limited liability company organized and existing under the laws of the PRC and a wholly-owned subsidiary of Chain Star (“Hongtianzhi”), Shenzhen Tongxing Shixun Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC and a seventy percent (70%) owned subsidiary of Hongtianzhi (“Tongxing”), Guangzhou Shixing Digital Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC and a seventy percent (70%) owned subsidiary of Hongtianzhi (“Shixing,”and collectively with the Prior Group Companies, Cheng Feng Equipment, Cheng Feng Public Safety, Chain Star, Hongtianzhi and Tongxing, the “Group Companies”), (d) Mr. Tu Guo Shen (“Mr. Tu”), a resident of the City of Hangzhou in the PRC, Ms. Li Zhi Qun (“Ms. Li”), a resident of the City of Shenzhen in the PRC and Whitehorse Technology Limited, a British Virgin Islands company wholly owned by Mr. Tu and the registered owner of Mr. Tu’s equity interest in the Company (“Whitehorse”, and collectively with Mr. Tu and Ms. Li, the “Controlling Shareholders”) and (ii) Citadel Equity Fund Ltd. (“Citadel”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the New Notes Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, the Prior Group Companies, the Controlling Shareholders and Citadel have entered into that certain investor rights agreement, dated as of February 16, 2007, as amended by that certain amendment to the investor rights agreement by and among the same parties, dated as of March 29, 2007 (the “Prior Investor Rights Agreement”), in relation to the purchase from the Company by Citadel of US$60,000,000 1% Guaranteed Senior Unsecured Convertible Notes due 2012 (the “Prior Notes”), which are convertible into the Company’s common stock, par value $.0001 (the “Common Stock”), purchased and issued pursuant to that that certain notes purchase agreement, dated as of February 16, 2007, by and among the Prior Group Companies and Citadel (the “Prior Notes Purchase Agreement”), and that certain indenture ,dated as of February 16, 2007, by and among the Company, the other Prior Group Companies and The Bank of New York, as trustee (the “Prior Indenture”);

WHEREAS, the Group Companies and Citadel have entered into that certain notes purchase agreement dated as of April 24, 2007 (the “New Notes Purchase Agreement”), pursuant to which the Company has agreed to issue to Citadel, and Citadel has agreed to purchase from the Company, US$50,000,000 1% Guaranteed Senior Unsecured Convertible Notes due 2012 (the “New Notes”, and together with the Prior Notes, the “Notes”), which are convertible into the Common Stock, which are being issued pursuant to that certain Indenture dated as of the date hereof by and among the Company, the other Group Companies and The Bank of New York, as trustee (the “New Indenture”, and together with the Prior Indenture, the “Indentures”);

WHEREAS, in connection with the consummation of the transactions contemplated by the New Notes Purchase Agreement, the parties hereto desire to enter into this Agreement to amend and restate in its entirety the Prior Investor Rights Agreement; and

WHEREAS, it is a condition to the Closing under the New Notes Purchase Agreement that the parties hereto shall have executed this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by this agreement, agree as follows:

1.  Representations and Warranties of the Group Companies. Each of the Group Companies, jointly and severally, represents and warrants that:

1.1  Each of the Group Companies has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by each Group Company and constitutes the legal, valid and binding obligations of such Group Company enforceable against such Group Company in accordance with its terms.

1.2  The execution and delivery of this Agreement by each Group Company do not, and the performance of this Agreement by such Group Company will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to any Group Company or by which any Group Company or any of the properties of any Group Company is or may be bound or affected, or the Charter Documents of any Group Company; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under any contract to which any Group Company is a party or by which any Group Company or any of the affiliates or properties of any Group Company is or may be bound or affected, or (iii) result in the creation of any encumbrance or restriction on any of the shares of Common Stock or equity interests in any other Group Company or properties of any Group Company. The execution and delivery of this Agreement by each Group Company do not, and the performance of this Agreement by each Group Company will not, require any consent or approval of any Person.

2.  Representations and Warranties of the Controlling Shareholders. Each of the Controlling Shareholders, jointly and severally, represents and warrants that:

2.1  (i) Whitehorse is the direct owner of record, free and clear of all Liens, of 11,000,000 shares of Common Stock, which constitutes 31.48% of the outstanding voting power of the Company’s capital stock, (ii) Ms. Li is the direct owner of record, free and clear of all Liens (except for the Lien already provided to a third party by Ms. Li on 2,044,126 shares of Common Stock (the “Encumbered Securities”)), of 2,627,500 shares of Common Stock, which constitutes 7.52% of the outstanding voting power of the Company’s capital stock, and (iii) Mr. Tu is the beneficial owner, free and clear of all Liens (except for the Lien on the Encumbered Securities), of 13,627,500 shares of Common Stock (through the ownership by Whitehorse and Mr. Li), which constitutes 39.00% of the outstanding voting power of the Company’s capital stock. Each of the Controlling Shareholders has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by each Controlling Shareholder and constitutes the legal, valid and binding obligations of such Controlling Shareholder enforceable against such Controlling Shareholder in accordance with its terms.

2.2  The execution and delivery of this Agreement by each Controlling Shareholder do not, and the performance of this Agreement by such Controlling Shareholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to any Controlling Shareholder or by which any Controlling Shareholder or any of the properties of any Controlling Shareholder is or may be bound or affected, or the Charter Documents of Whitehorse; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under any contract to which any Controlling Shareholder is a party or by which any Controlling Shareholder or any of the affiliates or properties of any Controlling Shareholder is or may be bound or affected, or (iii) result in the creation of any encumbrance or restriction on any of the shares of Common Stock or equity interests in Whitehorse or properties of any Controlling Shareholder. The execution and delivery of this Agreement by each Controlling Shareholder do not, and the performance of this Agreement by each Controlling Shareholder will not, require any consent or approval of any Person.

3.  Covenants and Agreements.

Unless the context requires otherwise, each Group Company hereby, jointly and severally, covenants and agrees, and Mr. Tu (with respect to Sections 3.2, 3.4 and 3.5 only) covenants and agrees to cause each Group Company to do, as follows:

3.1  Inspection. As long as Citadel is the beneficial owner (as such term is defined in the Exchange Act and the rules and regulations promulgated thereunder (the “Beneficial Owner”)) of the Notes then outstanding (including the principal amount of the Notes converted into shares of Common Stock as if such conversion had not taken place and to the extent such shares of Common Stock are held by Citadel at the time of calculating such percentage), the principal amount of which is at least 25% of the principal amount of the Notes then outstanding (including the principal amount of the Notes converted into shares of Common Stock as if such conversion had not taken place and to the extent such shares of Common Stock are beneficially owned by Citadel at the time of calculating such percentage) (the “Minimum Holdings”), each Group Company shall permit Citadel and any authorized representative thereof, to visit and inspect the properties of such Group Company, including its corporate and financial records, to examine its records and make copies thereof and to discuss its affairs, finances and accounts with its officers, at all such reasonable times and as often as may be reasonably requested upon reasonable notice, provided that such visits and inspections shall not unduly interrupt the daily operation of such Group Company. Each reference in this Agreement to ‘holds the Minimum Holdings’ shall be construed as ‘is the Beneficial Owner of the Minimum Holdings’. Citadel and its participating agents and representatives, in exercising its rights of inspection hereunder, agrees to maintain the confidentiality of all financial and other confidential information of such Group Company acquired by them. If requested by such Group Company, Citadel, in exercising its rights under this Section 3.1 shall execute a confidentiality agreement with such Group Company in such reasonable form and substance as agreed between Citadel and such Group Company.

3.2  FCPA. Each of the Group Companies and Mr. Tu (during the term while he serves as the Company’s director, Chief Executive Officer or President) shall, and shall cause each Group Company, any of the Company’s Subsidiaries and their respective management to, (i) comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, not making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of value to any “foreign official” (as the term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (ii) conduct each such company’s respective business in compliance with the FCPA, and (iii) institute and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

3.3  PFIC. No Group Company shall become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986.

3.4  OFAC. Neither any Group Company nor, to the knowledge of any Group Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of any Group Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and no Group Company shall, and Mr. Tu (during the term while he serves as the Company’s director, Chief Executive Officer or President) shall cause each Group Company not to, directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.5  Money Laundering Laws. Each of the Group Companies shall, and Mr. Tu (during the term while he serves as the Company’s director, Chief Executive Officer or President) shall cause each Group Company to, conduct its operations at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency.

3.6  New Issuances or Sales to Third Parties. The Company shall not issue or sell any Common Stock or securities or options exercisable, exchangeable or convertible into Common Stock to a purchaser that is not an Affiliate of Citadel or the Company, if the issuance or sale price of such securities (as appropriately adjusted taking into account applicable exercise or conversion prices) is not greater than (i) 90% of the closing price of the Common Stock on the Trading Market as of the date of closing of such issuance or sale or (ii) the simple arithmetic average of the closing prices of the Common Stock on the Trading Market for the twenty Trading Days preceding the date of closing of such issuance or sale. Notwithstanding the foregoing, the prohibitions in the immediately preceding sentence shall not apply to (x) issuance pursuant to the Company’s employee stock plan or (y) in connection with the Acquisitions.

In this Agreement,

“Acquisitions” means the acquisitions of Shenzhen Hongtianzhi Electronics Co., Ltd., Wuhan Higheasy Electronic Technology Co., Changzhou Minking Electronic Co., Ltd., Shenzhen Huiruitong Electrical Appliance Co., Ltd. and Vorx Telecommunications Co., Ltd. (in Beijing);

“Trading Day” means (x) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon, (y) if the applicable security is listed or admitted for trading on the American Stock Exchange, New York Stock Exchange or another national securities exchange, a day on which the American Stock Exchange, New York Stock Exchange or another national securities exchange is open for business, or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close; and

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Bulletin Board;

3.7  Outstanding Number of Common Stock. Until the maturity of the Notes, the Company shall not (i) have more than 60,000,000 shares of Common Stock outstanding at any time or (ii) issue any new class of Equity Securities of the Company.

In this Agreement, “Equity Securities” means, with respect to any Person, any and all shares of Capital Stock of such Person, securities of such Person convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares and any securities that represent the right to receive the Equity Securities.

3.8  Other Covenants. As long as Citadel is the Beneficial Owner of the Minimum Holdings, each Group Company hereby covenants and agrees as follows:

(a)  No Group Company shall change the substantive responsibilities of Mr. Tu as a member of the management of such Group Company and its Subsidiaries, or substitute any other Person to perform the substantive responsibilities of Mr. Tu as such member of management as they are performed as of the date hereof, other than in the case of incapacity of Mr. Tu.

(b)  No Group Company shall amend, alter, waive or repeal any provision of such Group Company’s or its Subsidiaries’ certificate of incorporation, memorandum and articles of association or any other organizational or constitutional documents of such Group Company or its Subsidiaries in a manner that would have a material adverse effect on the interests of Citadel.

4.  Right of First Refusal for Future Securities Offerings.

4.1  Issuance Notice. As long as Citadel is the Beneficial Owner of the Minimum Holdings, subject to the terms and conditions of this Section and applicable securities laws, if, following the date hereof and until December 31, 2010, the Company proposes to issue or sell any securities to a purchaser or purchasers that are not an Affiliate of the Company (the “Proposed Third Party Purchaser”), the Company shall, (i) not less than three (3) business days prior to the consummation of such issuance or sale in the case of a proposed public offering of Equity Securities of the Company, and (ii) not less than fifteen (15) business days prior to the consummation of such issuance or sale in the case of all other issuances and sales of securities of the Company, offer such securities to Citadel by sending written notice (an “Issuance Notice”) to Citadel, which shall state (a) the identity of the Proposed Third Party Purchaser, (b) a description of the securities to be issued or sold, including detailed terms of such securities, (c) the amount of the securities proposed to be issued to the Proposed Third Party Purchaser (the “Offered New Securities”); (d) the proposed purchase price for the Offered Securities (the “Issuance Price”); and (e) the terms and conditions of such proposed sale. The Issuance Notice shall also certify that the Company has received a firm offer from the Proposed Third Party Purchaser and in good faith believes a binding agreement for the Offered New Securities is obtainable on the terms set forth in the Issuance Notice. The Issuance Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement or understanding relating to the Offered New Securities and proof satisfactory to the Company that the Offered New Securities will not violate any applicable securities laws. Upon delivery of the Issuance Notice, such offer shall be irrevocable unless and until the rights of first refusal provided for herein shall have been waived or shall have expired.

4.2  Option; Exercise. By notification to the Company (i) within three (3) business days after the Issuance Notice is given in the case of a proposed public offering of Equity Securities of the Company, and (ii) within fifteen (15) business after the Issuance Notice is given in the case of all other issuances and sales of securities of the Company, Citadel may elect to purchase or otherwise acquire, at the price and on the terms specified in the Issuance Notice, up to all of the Offered New Securities. The closing of any sale pursuant to this Section 4.2 shall occur within sixty (60) days after the date on which such notification is given by Citadel. Citadel shall be entitled to apportion the rights of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

4.3  If less than all of the Offered New Securities are elected to be purchased or acquired as provided in Section 4.2, the Company may, during the thirty (30) day period following the expiration of the 3-day period as set forth in Section 4.2(i) or the 15-day period as set forth in Section 4.2(ii) herein, as the case may be, offer and sell the remaining unsubscribed portion of such securities to the Proposed Third Party Purchaser in the Issuance Notice at a price not less than, and upon terms no more favorable to the Proposed Third Party Purchaser than, those specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of such securities within such period, or if such agreement is not consummated within thirty (30) days after the execution thereof, the right of first refusal provided hereunder shall be deemed to be revived and such securities shall not be offered to a third party unless first reoffered to Citadel in accordance with this Section.

5.  Limitations on the Conversion of the Notes Held by Citadel.

5.1  Subject to Section 5.3, notwithstanding any provision in any of the Indentures, the Company shall not effect any conversion of the Notes, and Citadel shall not have the right to convert any portion of the Notes held by it, to the extent that after giving effect to such conversion, Citadel (together with its Affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion (the “Conversion Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by Citadel and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of such Notes with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of any Notes beneficially owned by Citadel or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Citadel or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section, in determining the number of outstanding shares of Common Stock, Citadel may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent annual, quarterly or current report on Form 10-K, 10-Q or Form 8-K, respectively, as the case may be; (y) a more recent public announcement by the Company or (z) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of Citadel, the Company shall within two business days confirm orally and in writing to Citadel the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Notes, by Citadel or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

5.2  Subject to Section 5.3, by not less than sixty-one (61) days’ prior written notice to the Company, Citadel may, at its election, increase or decrease the Conversion Limitation to any other percentage not in excess of 9.99% specified in such notice, and the Conversion Limitation shall continue to apply until such sixty-first day (or such later date, as determined by Citadel, as may be specified in such notice).

5.3  The Conversion Limitation shall not apply to beneficial ownership percentage resulting from any conversion made pursuant to the mandatory conversion provisions in the Indenture under Section 14.07 therein.

6.  Indemnification.

6.1  In addition to all rights and remedies available to Citadel at law or in equity, each of the Group Companies shall jointly and severally indemnify Citadel, and its Affiliates, stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss (including, without limitation, diminutions in value), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)  any misrepresentation or breach of a representation or warranty on the part of any of the Group Companies herein;

(ii) any nonfulfillment or breach of any covenant or agreement on the part of any of the Group Companies herein; or

(iii) any action, demand, proceeding, investigation or claim by any third party (including, without limitation, governmental agencies) against or affecting any Group Company and/or its Affiliates or Subsidiaries which, if successful, would give rise to or evidence the existence of or relate to a breach of (A) any of the representations or warranties at the time made or (B) covenants of any of the Group Companies.

6.2  In addition to all rights and remedies available to Citadel at law or in equity, each of the Controlling Shareholders shall jointly and severally indemnify the Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any Losses which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)  any misrepresentation or breach of a representation or warranty under Sections 2.1 and 2.2 herein of a Controlling Shareholder; or

(ii) any action, demand, proceeding, investigation or claim by any third party (including, without limitation, governmental agencies) against or affecting a Controlling Shareholder which, if successful, would give rise to or evidence the existence of or relate to a breach of any such representations or warranties at the time made of a Controlling Shareholder.

6.3  Notwithstanding the foregoing, and subject to the following sentence, upon judicial determination, which is final and no longer appealable, that the act or omission giving rise to the indemnification hereinabove provided resulted primarily out of or was based primarily upon the Indemnified Party’s gross negligence, fraud or willful misconduct (unless such action was based upon the Indemnified Party’s reliance in good faith upon any of the representations, warranties, covenants or promises made by any Group Company or Controlling Shareholder herein) by the Indemnified Party, neither any Group Company nor any Controlling Shareholder, as the case may be, shall be responsible for any Losses sought to be indemnified in connection therewith, and each of the Group Companies or the Controlling Shareholders, as the case may be, shall be entitled to recover from the Indemnified Party all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses of such Group Company or Controlling Shareholder, as the case may be, reasonably incurred in effecting such recovery, if any.

6.4  All indemnification rights hereunder shall survive indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of Citadel and/or any of the other Indemnified Parties.

6.5  The indemnity obligations that each of the Group Companies and the Controlling Shareholders has under this Section shall be in addition to any liability that such Group Company and the Controlling Shareholder may otherwise have.

6.6  Without limiting the generality of the foregoing paragraphs in this Section 6, each of the Group Companies and Mr. Tu will, jointly and severally, agree to indemnify, defend and hold harmless the Indemnified Parties from and against (i) any and all losses (including without limitation, losses arising from or as a result of a decrease in the value of the Company or the value of the Common Stock or the Notes) incurred by any member of the Indemnified Parties and (ii) any and all claims, actions or causes of action, assessments, demands, damages, judgments, settlements, liabilities, costs and expenses (including, without limitation, interest, penalties and attorneys’ and accounting fees and expenses) of any nature whatsoever, asserted against or imposed upon any member of the Indemnified Parties, in each case, by reason of or resulting from any breach or violation (whether such breach or violation was due to actions taken or failure to take actions, in whole or in part, prior to or after the date hereof) of laws, rules, regulations or orders of any governmental authority by any of the Group Companies, the Subsidiaries, the Controlling Shareholders or other former or current shareholders of any Group Company (except in the case of such other former or current shareholders, only to the extent that any such breach or violation would have a Material Adverse Effect or a material adverse effect on the value of the Company, or the value of the Conversion Shares or the Notes).

7.  Miscellaneous.

7.1  Termination. Except for Sections 6 and 7, which shall survive the termination of this Agreement, or as otherwise expressly provided herein, this Agreement will be automatically terminated with no further effect at such time that Citadel is no longer the Beneficial Owner of the Minimum Holdings.

7.2  Specific Enforcement. Upon a breach by any of the Controlling Shareholders or the Group Companies of this Agreement, in addition to any such damages as Citadel is entitled to, directly or indirectly, by reason of said breach, Citadel shall be entitled to injunctive relief against such Controlling Shareholder or Group Company if such relief is applicable and available, as a remedy at law would be inadequate and insufficient. Nothing in this Section shall be construed as limiting Citadel’s remedies in any way.

7.3  Notices. Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the any of the Group Companies or the Controlling Shareholders, to: 13/F, Shenzhen Special Zone Press Tower, Shennan Road, Futian, Shenzhen, China, Fax: (86) 755-83510815, Attention: Mr. Tu Guo Shen, with a copy to Thelen Reid Brown Raysman & Steiner LLP, 701 8th Street, N.W., Washington, DC 20001, Fax: (1-202) 654-1804, Attention: Mr. Lou Bevilacqua, Esq., (ii) if to Citadel, to: c/o 131 South Dearborn Street, Chicago, Illinois 60609, USA, Fax: (1-312) 267 7300, Attention: Mr. Adam C. Cooper, with a copy to 18/F Chater House, 8 Connaught Road, Central, Hong Kong, Fax: (852) 3667 5511, Attention: Mr. Andrew Fong and Mr. Max Liu, and with a copy to Simpson Thacher & Bartlett LLP, ICBC Tower 35th Floor, 3 Garden Road, Central, Hong Kong SAR, China, Fax: (852) 2869 7694, Attention: Mr. Youngjin Sohn, Esq.

All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or delivered by overnight courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission. Every notice hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon transmission by facsimile and confirmed facsimile receipt, or two (2) days after the same shall have been deposited with a reputable international overnight courier.

7.4  Amendments and Waiver. Unless otherwise specifically stated herein, any term of this Agreement may be amended with the written consent of the party against whom enforcement may be sought and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Company and the Controlling Shareholders, in the case of Citadel’s obligations, and by Citadel in the case of the obligations of any other parties hereto. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.5  Entire Agreement. This Agreement, together with (i) the other Transaction Documents as defined in the New Notes Purchase Agreement and (ii) the Transaction Documents as defined in the Prior Notes Purchase Agreement and as amended (but excluding the Prior Investor Rights Agreement), embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement amends and restates in its entirety the Prior Investor Rights Agreement.

7.6  Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement to the extent permitted by law.

7.7  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.8  Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and assigns of the parties hereto. Unless otherwise provided herein, Citadel may assign its rights hereunder to any of its Affiliates (as defined below). For purposes of this Agreement, an “Affiliate” shall refer to: (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling 50% or more of the outstanding voting securities of such other Person, (iii) any officer, director or partner of such Person, (iv) a trust for the benefit of such Person referred to in the foregoing clause (ii) of this definition.

7.9  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Investor Rights Agreement as of the day and year written above.

GROUP COMPANIES: China Security & Surveillance Technology, Inc.

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	CEO

China Safetech Holdings Limited

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	CEO

China Security & Surveillance Technology (HK) Ltd.

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	CEO

Golden Group Corporation (Shenzhen) Limited

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	Director

Shanghai Cheng Feng Digital Technology Co., Ltd.

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	Director

China Security & Surveillance Technology (PRC), Inc.

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	CEO

Chain Star Investments Ltd.

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	Director

Shenzhen Hongtianzhi Electronics Co., Ltd.

By:	/s/ Huang Zheng
Name:	Huang Zheng
Title:	Director

Shenzhen Tongxing Shixun Technology Co., Ltd.

By:	/s/ Zhang Hong Hui
Name:	Zhang Hong Hui
Title:	Director

Guangzhou Shixing Digital Technology Co., Ltd.

By:	/s/ Huang Bo
Name:	Huang Bo
Title:	Director

Shanghai Cheng Feng Digital Equipment Ltd.

By:	/s/ Yang Shu Fang
Name:	Yang Shu Fang
Title:	Director

Shanghai Cheng Feng Public Safety Prevention Technology Co., Ltd.

By:	/s/ Yang Shu Fang
Name:	Yang Shu Fang
Title:	Director

CONTROLLING SHAREHOLDERS:

By:	/s/ Tu Guo Shen
Mr. Tu Guo Shen

By:	/s/ Li Zhi Qun
Ms. Li Zhi Qun

Whitehorse Technology Limited

By:	/s/ Tu Guo Shen
Name:	Tu Guo Shen
Title:	Director

Accepted and Agreed to:

CITADEL EQUITY FUND LTD.

By: Citadel Limited Partnership, its Portfolio Manager

By: Citadel Investment Group, L.L.C., its General Partner

By: /s/ Andrew Fong
Name: Andrew Fong
Title: Authorized Signatory